UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 10, 2025

BIT DIGITAL, INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	001-38421	98-1606989
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

31 Hudson Yards, Floor 11, New York, NY	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 463-5121

N/A

(Former name or former address, if changed since last report.)

Title of Each Class	Trading Symbol	Name of Each Exchange On Which Registered
Ordinary Shares, $.01 par value	BTBT	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On April 11, 2025, Bit Digital, Inc. (the “Company”) announced that through an affiliate of its wholly-owned Canadian subsidiary Enovum Data Centers Corp. (“Enovum”), it has secured the rights to a new data center site in Saint-Jérôme, Québec (“MTL-3”), which is under development and will support the previously announced 5MW colocation agreement with Cerebras Systems (“Cerebras”), a leader in generative AI infrastructure. The facility is being retrofitted to Tier 3 standards, with development costs expected to total approximately CAD $55 million (approximately USD $40MM), and a targeted go-live date of July 2025.

The facility spans approximately 202,000 square feet on 7.7 acres and is being developed to support current contracted capacity, with future expansion potential subject to utility approvals (the “Property”). The transaction was executed under a lease-to-own structure, (the “MTL-3 Lease Agreement”). The lease term is 20 years, with two 5-year extension options. The annual base rent ranges from approximately $2.4 million for year 1 to approximately $3.8 million for year 20. In addition to the base rent, tenant is bound to pay additional rent, including real estate taxes, insurance costs, business taxes and other sums pursuant to the agreement. The lease includes a fixed-price purchase option exercisable at any time within 12 months, for a purchase price of $24,240,000.

Enovum may cease operating and occupying the Property at any time during the term of the lease, and such in and of itself will not constitute a Default, provided however that tenant: (i)  will remain obligated to fulfill all of the terms of lease on the part of tenant (including the payment of all rent due); (ii) will, as soon as reasonably possible, notify landlord in writing that it intends to cease operating and occupying the Property and the period for which it intends to so do; and (iii) comply, at its sole cost with all requirements imposed by tenant’s insurance company and/or landlord’s insurance company resulting from tenant’s election to cease operating and occupying the Property.

The agreement also provides standard provisions related to use of the property, improvement and alterations of the property by tenant, right of landlord’s inspection and access, sublease and assignments, destruction of property as well as representations and warranties by each party, indemnification and events of tenant’s default. In case of default which has not been cured within the applicable cure period, landlord will have those rights and remedies available to it at law, including the right to claim damages. In addition, at the option of landlord, the lease may be ipso facto terminated without judicial proceedings or arbitration, and landlord, to the extent permitted by Law, may immediately enter and repossess the Property and expel all persons from the Property and may take possession of all property from the Property and store (but not sell) it in a public warehouse or elsewhere at the cost of tenant.

Enovum is also obligated to obtain an irrevocable letter of credit issued by a Canadian chartered bank or other Canadian financial institution acceptable to landlord, in the amount of $3,000,000.00, as guarantee of payment and performance obligations.

The foregoing summary of the MTL-3 Lease Agreement does not purport to be complete and is subject to, and qualified in its entirety by the MTL-3 Lease agreement dated April 10, 2025, attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Additionally, a press release dated April 11, 2025 announcing the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference. Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Number	Description
10,1	MTL-3 Lease agreement dated April 10, 2025.
99.1	Press release dated April 11, 2025, entitled “Bit Digital, Inc. Secures Site for New Tier 3 Data Center to Support Cerebras Colocation Contract”.
104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 15, 2025	Bit Digital, Inc.
(Registrant)

	By:	/s/ Sam Tabar
	Name:	Sam Tabar
	Title:	Chief Executive Officer

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